As filed with the Securities and Exchange Commission on March 6, 2008

Registration No. 333-146147

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5
ON
FORM S-1
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HAMBRECHT ASIA ACQUISITION CORP.

(Exact Name of Registrant as Specified in his Charter)

Cayman Islands	6770	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

13/F Tower 2
New World Tower
18 Queens Road Central
Hong Kong
852-2801-5383

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John Wang
13/F Tower 2
New World Tower
18 Queens Road Central
Hong Kong
852-2801-5383

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Mitchell S. Nussbaum, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4000 Fax: (212) 407-4990	Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Adam Mimeles, Esq. Ellenoff Grossman & Schole, LLP 370 Lexington Avenue New York, New York 10017 (212) 370-1300 Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one ordinary share, $0.001 par value, and one Warrant(2)	4,600,000	$8.00	$36,800,000.00	$1,129.76
Ordinary Shares included in the Units(2)	4,600,000	—	—	—	(3)
Warrants included in the Units(2)	4,600,000	—	—	—	(3)
Ordinary Shares underlying the warrants included in the Units(2)(4)	4,600,000	$5.00	$23,000,000	$706.10
Underwriters’ Unit Purchase Option	1	$100.00	$100.00
Units underlying the Underwriters’ Unit Purchase Option (“Underwriters’ Units”)(4)	280,000	$10.00	$2,800,000.00	$85.96
Ordinary Shares included as part of the Underwriters’ Units(4)	280,000	—	—	—	(3)
Redeemable warrants included as part of the Underwriters’ Units(4)	280,000	—	—	—	(3)
Ordinary Shares underlying the warrants included in the Underwriters’ Units(4)	280,000	$5.00	$1,400,000	$42.98
Total			$64,000,100.00	$1,964.80	(5)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Includes 600,000 Units, consisting of 600,000 Ordinary Shares and 600,000 Warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	No fee pursuant to Rule 457(g).
(4)	Pursuant to Rule 416, there is also being registered such indeterminable number of additional ordinary shares as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(5)	Previously Paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 5 on Form S-1 to the Registration Statement on Form F-1 is being filed solely for the purposes of amending Item 16 of Part II of the Registration Statement and to file the exhibits indicated in such Item.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the offering of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority filing fee.

SEC registration fee	$1,965
FINRA filing fee	6,900
Accounting fees and expenses	30,000
Legal fees and expenses	300,000
Printing and engraving expenses	50,000
Miscellaneous	22,000
Total	$410,865

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may beheld by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own willful negligence or default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On July 18, 2007, we sold 1,150,000 ordinary shares (150,000 of which we will redeem if the underwriters do not exercise their over-allotment option) to John Wang, Robert J. Eu and Stephen N. Cannon for an aggregate purchase price of $25,000 in a private placement. The shares were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(2) as they were sold to accredited investors. No underwriting discounts or commissions were paid with respect to such sales. Mr. Cannon subsequently transferred all of the shares he purchased to the Cannon Family Irrevocable Trust, of which Mr. Cannon is the sole trustee.

AEX Enterprises Limited, W.R. Hambrecht + Co., LLC and the Hambrecht 1980 Revocable Trust, companies controlled by Elizabeth R. Hambrecht, wife of Robert Eu, one of our founders and our Chairman, Chief Financial Officer and Secretary, and William R. Hambrecht, Mr. Eu’s father-in-law, Shea Ventures LLC, a company controlled by Edmund H. Shea Jr. and Marbella Capital Partners Ltd., a company controlled by John Wang, our Chief Executive Officer, has agreed to purchase 1,550,000 warrants immediately prior to the consummation of our initial public offering in a private placement at an aggregate purchase price of $1,550,000. Elizabeth R. Hambrecht owns approximately 25% and William R. Hambrecht controls (through a trust of which he is trustee) approximately 38% of the voting shares of AEX Enterprises Limited. William Hambrecht is a controlling person of W.R. Hambrecht + Co., LLC and is the trustee of the Hambrecht 1980 Revocable Trust. These warrants will be issued in reliance exemption from registration contained in Section 4(2) as they will be sold to a company owned by sophisticated, wealthy individuals not formed for the specific purpose of investing in our securities. No underwriting discounts or commissions will be payable with respect to the insider warrants sold in the private placement.

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement
3.1	Memorandum of Association**
3.2	Articles of Association**
3.3	Form of Amended and Restated Articles of Association**
3.4	Form of Amended and Restated Memorandum of Association**
4.1	Specimen Unit Certificate
4.2	Specimen Ordinary Share Certificate**
4.3	Specimen Public Warrant Certificate
4.4	Specimen Private Warrant Certificate
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant
4.6	Form of Unit Purchase Option**
5.1	Opinion of Conyers Dill & Pearman, Cayman Islands counsel to the Registrant**
5.2	Opinion of Loeb & Loeb LLP**
10.1	Form of Letter Agreement by John Wang**
10.2	Form of Letter Agreement by Robert J. Eu**
10.3	Form of Letter Agreement by Stephen N. Cannon**
10.4	Form of Letter Agreement by Lee S. Ting**
10.5	Form of Letter Agreement by AEX Enterprises Limited**
10.6	Form of Letter Agreement by Feng Zhang**
10.7	Form of Letter Agreement by W.R. Hambrecht + Co., LLC**
10.8	Form of Letter Agreement by the Hambrecht 1980 Revocable Trust**
10.9	Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant**
10.10	Form of Securities Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company, the founding shareholders and the founders**
10.11	Form of Services Agreement between the Registrant and Hambrecht Eu Capital Management LLC**
10.12	Form of Registration Rights Agreement among the Registrant, the founding shareholders and the founders**
10.13	Revolving Credit Agreement between the Registrant and Robert Eu**
10.14	Promissory Note between Registrant and Robert Eu**
10.15	Form of Warrant Purchase Agreement between the Registrant and AEX Enterprises Limited, W.R. Hambrecht + Co., LLC, the Hambrecht 1980 Revocable Trust, Shea Partners LLC and Marbella Capital Partners Ltd.
10.16	Form of Right of First Refusal Agreement between the Registrant, Marbella Capital Partners and AEX Enterprises Limited**
10.17	Amendment to Revolving Credit Agreement between Registrant and Robert Eu**
10.18	Form of Letter Agreement by Shea Ventures LLC**
10.19	Form of Letter Agreement by Marbella Capital Partners Ltd.**
23.1	Consent of Rothstein, Kass & Company, PC
23.2	Consent of Conyers Dill & Pearman, Cayman Islands counsel to the Registrant (included in Exhibit 5.1)**
23.3	Consent of Loeb & Loeb LLP counsel to the Registrant (included in Exhibit 5.2)**
24	Power of Attorney**

*	To be filed by amendment
**	Previously Filed

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser
(b)	The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(d)	The undersigned registrant hereby undertakes that:
(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on March 6, 2008.

HAMBRECHT ASIA ACQUISITION CORP.

By:	/s/ John Wang* John Wang Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date
/s/ Robert Eu Robert Eu	Chairman of the Board, Chief Financial Officer, Secretary and Director (principal financial and accounting officer)	March 6, 2008
/s/ John Wang* John Wang	Chief Executive Officer, President and Director (principal executive officer)	March 6, 2008
/s/ Lee S. Ting* Lee S. Ting	Director	March 6, 2008
*By: /s/ Robert Eu Robert Eu, attorney in fact